Exhibit F-3

                              TROUTMAN SANDERS LLP
                     600 Peachtree Street, N.E., Suite 5200
                           Atlanta, Georgia 30308-2216
                                 (404) 885-3000




                                November 26, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Georgia Power Company (the "Company") et al.
                  File No. 70-9137

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, filed by The Southern Company ("Southern") and Alabama Power Company, the Company, Gulf Power Company and Mississippi Power Company (collectively, the "Subsidiaries") in the above-referenced proceeding. The transactions proposed therein include the authority (i) for each of the Subsidiaries to solicit proxies from the holders of their respective shares of preferred stock and common stock; (ii) for each of the Subsidiaries to amend their respective charters; (iii) for Southern to make an offer to the holders of shares of certain series of the Subsidiaries' outstanding preferred stock to acquire such shares for cash; and (iv) for Southern to sell to the respective Subsidiaries any preferred stock so acquired at Southern's purchase price plus expenses. We are representing the Company in connection with this matter and are furnishing this opinion with respect to the proposed transactions by the Company.

         We are of the opinion that the Company is a validly organized and duly existing corporation under the laws of the State of its incorporation and that, upon the issuance of your order or orders herein, and in the event that the proposed transactions are consummated in accordance with the terms of such statement on Form U-1 and your order or orders:

          (a) all state laws applicable to the proposed transactions by the Company will have been complied with;

          (b) the Company will lawfully acquire from Southern the shares of its preferred stock, if any, purchased by Southern; and

         (c) the consummation of such proposed transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

         We hereby consent to the use of this opinion as an exhibit to the above-mentioned statement on Form U-1.

                                       Very truly yours,

                                       /s/Troutman Sanders LLP

                                       TROUTMAN SANDERS LLP